Exhibit 2.6

Consulting Agreement
 Signed in Rosh Pina, Israel on October 10th, 2006

Between

On Track Innovations Ltd.,

of Z.H.R. - Industrial Zone, Rosh-Pina 12000 Israel (Hereafter: “OTI”)

And

Yitzchak Babayov

Israeli ID number 056815251 (Hereafter: “Consultant”)

WHEREAS

OTI desires to retain the Consultant, as an independent contractor, and Consultant desires to provide certain services in relation to a possible M&A acquisition and/or purchase of assets and/or any other acquisition from SuperCom Ltd. to OTI; and

WHEREAS

The parties hereto desire to enter into this Agreement in order to set forth the rights, limitations and obligations of both OTI and the Consultant with respect to the terms under which the Consultant will provide such services to OTI.

1.	Terms of Reference

1.1

OTI is a company registered in Israel, currently considering the possibility of acquiring certain assets from SuperCom Ltd. (the “Possible Acquisition”). In this context, OTI requires advice and consulting services as they relate to the Possible Acquisition.

2.	Services

2.1

OTI appoints the Consultant as its non exclusive advisor, with regards to all matters concerning the Possible Acquisition and the Consultant accepts such an appointment, subject to the terms and conditions of this Agreement (All services described above shall be referred hereunder as the “Services”).

2.2

Nothing contained in this Agreement will be construed as creating an express or implied license to the Consultant to bind OTI without OTI’s prior written consent or as a commitment or an obligation on the part of OTI to enter into any future agreement relating to the Possible Acquisition.

3.	Consideration and Fees

The Consultant’s fee structure shall be based on a success fee, of 3% (three percent) of the total value of the Possible Acquisition, payable in the same currency as the Possible Acquisition (i.e. if the acquisition is concluded in shares, Consultant’s fee shall also be payable in shares). To the extent any fees shall be payable to the Consultant in OTI shares, such shares shall constitute certain restricted shares of OTI which are not yet registered for trading, together with all existing and future rights attached thereto (the “Shares”), all which OTI is entitled to issue to third parties under and subject to applicable regulations of the Securities Act (as defined hereinafter).

3.1.1

It is hereby clarified and agreed that at the date hereof, none of the Shares have been registered with the SEC under the United States Securities Act of 1933 as amended (the “Securities Act”) and such Shares may not be sold, transferred or otherwise disposed of unless registered under the Securities Act (and, where required, under the laws of one or more other jurisdictions), except in accordance with Regulation S (“Regulation S”) under the Securities Act, or unless another exemption from registration is then available.

3.1.2

The Consultant acknowledges and agrees that, until such time as a registration statement with respect to the Shares has been declared effective by the SEC, all certificates representing Shares shall bear, and shall be subject to, a restrictive legend.

3.1.3

The Consultant undertakes not to engage in hedging transactions in the United States of America with regard to OTI Shares unless such transactions are conducted in compliance with the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

3.1.4

OTI hereby undertakes to complete, by no later than 180 days from conclusion of the Possible Acquisition, the necessary actions required to register the Shares with the SEC and make Shares eligible for trading in the NASDAQ National Market.

3.1.5

As soon as is practically possible, OTI hereby undertakes to deliver to the Consultant a notice confirming that a registration statement with respect to OTI has been declared effective by the SEC and the Shares are eligible for trading in the NASDAQ National Market (the “Notice of Tradability”). The Notice of Tradability shall be issued by a professional broker admitted to practice in a jurisdiction in which the Notice of Tradability is issued. Alternatively, OTI may deliver to the Consultant a Notice of Tradability issued by its Company Secretary.

3.1.6

The Consultant hereby confirms that it shall be solely responsible and liable for any taxes arising out of or in connection with the sale of the Shares. The Consultant hereby declares that it will make sure that the sale of the Shares is performed strictly in accordance with and under the terms and conditions of OTI’s Insider Trading Policy, as available from time to time.

3.1.7

The Consultant hereby irrevocably waives, relinquishes and releases OTI from any and all claims, rights, demands or causes of action asserted or non-asserted which the Consultant may have had, now has or hereafter may have against OTI, and its directors, officers, employees, agents and/or consultants, in connection with the issuance and sale of the Shares, including without limitation, any fluctuations in Share’s price.

3.1.8

Consultant is an “accredited” investor within the meaning of Rule 501 under the Securities Act and has sufficient knowledge and experience in financial and business matters to make an informed decision about an investment in Shares pursuant to this Agreement. Consultant has read and reviewed the documents filed by OTI with the SEC, including, without limitation, the Annual Report on Form 20-F filed by OTI with the SEC on 22 May 2006, and the Current Reports on Form 6-K.

3.2	All sums payable under this agreement are inclusive of any applicable taxes (excluding VAT), which shall be born by the Consultant.

3.3	It is further agreed that the Consultant may instruct OTI to transfer the Considerations and Fees under this Agreement to the Consultant personally and/or to the Consultant’s wholly owned Company.

4.	Termination

This Agreement will terminate in the event that a comprehensive agreement with SuperCom Ltd. has not been finalized.

5.	Confidentiality

All information disclosed under this Agreement shall be treated in accordance with the Non-Disclosure Agreement executed by the parties and attached hereto as Schedule A.

6.	Court of Jurisdiction

This Agreement shall be governed by Israeli Law, and the courts of Tel Aviv shall have jurisdiction over any claims or actions made by the parties hereto arising out of or in connection with this Agreement.

We hereby agree to the above written:

/s/ Oded Bashan —————————————— On Track Innovations Ltd.	/s/ Yitzchak Babayov —————————————— Yitzchak Babayov

By: Oded Bashan —————————————— President & CEO